EXHIBIT 99.1

September 08, 2008 08:00 AM Eastern Daylight Time

Online Forum Network, CrowdGather, Inc. Acquires Hobbyist Website, Zealot.com

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--One of the leading networks of forum communities on the worldwide web, CrowdGather (OTCBB:CRWG), today announced that it has added Zealot.com to its roster of enthusiast forums.

Zealot.com is a website for hobbyists with specific interests in aviation, rail and watercraft models. Its nearly 33,000 hobby enthusiasts join the Hobby segment of the CrowdGather vertical network. Among its many communities, CrowdGather currently offers forums in the following special interest categories: technology, automotive, home and family, travel and entertainment, news and reference, culture and society, sports and fitness, dating, fashion and beauty, pets, and hobbies.

CrowdGather is in the process of building a dynamic network of special interest web sites by consolidating the oldest and most active group of online users – those that post on message boards and forums.

“The hobbyists who comprise the Zealot.com forum community are a perfect complement to the rest of the CrowdGather network,” said Sanjay Sabnani, CrowdGather's Chairman and CEO. “Our communities are built from strong member interest and interaction, and offer one of the most robust and dynamic forms of social networking available on the web today.” Sabnani added, “CrowdGather is always looking to either acquire interesting forums, or to help forum owners manage and monetize their communities.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather has created a centralized network to benefit forum members, forum owners and forum advertisers. CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

Investor Contact:
Gross Capital, Inc.
Barry Gross, 361-949-4999
crowdgather@grosscapital.com

or

Media Contact:
CrowdGather, Inc.
Nannette Fevola, 516-991-3604
nannette@crowdgather.com